Exhibit 5.1

May     , 2022

Founder SPAC

11752 Lake Potomac Drive

Potomac, MD 20854

Re: Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel to Founder SPAC, a Cayman Islands exempted company (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-4 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to: (i) the continuation and deregistration of the Company under the Cayman Islands Companies Act (As Revised) and the domestication of the Company as a Delaware corporation (the “Domestication”); (b) the merger of Ravenclaw Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub”), with and into Rubicon Technologies, LLC (the “Merger”), to be renamed “Rubicon Technologies Holdings, LLC” immediately prior to the Domestication (“Rubicon”), with Rubicon surviving the Merger as a wholly owned subsidiary of the Company (to be renamed Rubicon Technologies, Inc., “New Rubicon”); (c) a series of sequential mergers of the Blocker Companies (as defined therein) with Blocker Merger Subs (as defined therein); (d) the conversion of the Company’s Class A ordinary shares and public warrants, into Class A common stock of New Rubicon (“Domestication Class A Common Stock”) and public warrants of New Rubicon (“Domestication Public Warrants”), as applicable; and (e) the other transactions contemplated by the Registration Statement and the Agreement and Plan of Merger, dated as of December 15, 2021, by and among the Company, Rubicon, Merger Sub, the Blocker Companies, and the Blocker Merger Subs (the “Merger Agreement”) and documents related thereto, in each case pursuant to the terms of the Merger Agreement and as more fully described in the Registration Statement.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments, and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. In rendering the opinions set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Second Amended and Restated Memorandum and Articles of Association of the Company, as in effect on the date hereof, (ii) the Registration Statement, (iii) the Merger Agreement, (iv) resolutions of the Board of Directors of the Company relating to, among other matters, the Merger and the Domestication and (v) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, that all parties to such documents had the power, corporate or other, to enter into and perform all obligations thereunder and all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto (except for the Company). As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Domestication Class A Common Stock has been duly authorized and, when issued as described in the Registration Statement and in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

2.	The Domestication Public Warrants when issued as described in the Registration Statement and in accordance with the terms of the Merger Agreement, will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

The opinions expressed herein are based upon and limited to the General Corporation Law of the State of Delaware (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the laws of the State of New York. We express no opinion herein as to any other laws, statutes, regulations or ordinances. The opinions expressed herein that are based on the laws of the State of New York are limited to the laws generally applicable in transactions of the type covered by the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP